Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MULLEN AUTOMOTIVE INC.

(a Delaware corporation)

MULLEN AUTOMOTIVE INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Mullen Automotive Inc. The original Certificate of Incorporation of the Corporation was filed on October 2, 2012. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed on November 5, 2021 and amended on March 8, 2022, July 26, 2022, January 30, 2023, May 3, 2023, August 10, 2023, December 20, 2023, September 16, 2024, February 14, 2025, April 10, 2025 and May 30, 2025 (collectively, the “Current Certificate”).

SECOND: Pursuant to a written consent of the Board of Directors of the Corporation, the Board of Directors of the Corporation has duly adopted the amendment to the Current Certificate set forth in this Certificate of Amendment.

THIRD: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), Article I of the Current Certificate is hereby amended and restated as follows:

“The name of the Corporation is Bollinger Innovations, Inc.”

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 141(f) (by written consent of the Board of Directors of the Corporation) of the DGCL.

FIFTH: All other provisions of the Current Certificate shall remain in full force and effect.

SIXTH: This Certificate of Amendment shall become effective at 12:01 a.m. (local time in Wilmington, Delaware) on July 28, 2025.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 25th day of July, 2025, and the foregoing facts stated herein are true and correct.

MULLEN AUTOMOTIVE INC,

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer, President